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                                                                  Exhibit (a)(4)

                                     $2,500

                           PRICE INCREASE TO PURCHASE

                                    UNITS OF

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                                       BY

                          QUADRANGLE ASSOCIATES II LLC



         Quadrangle Associates II LLC has increased its offer to purchase Units in Winthrop California Investors Limited Partnership to $2,500 per Unit. This price is $200 more than the Sutter/Jamboree Acquisition Fund, LLC offer and is the highest available offer for your Units.

         o The increased Offer is being made on the same terms and conditions as the original Offer. YOU WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR TRANSFER FEES.

         o If you already tendered to Quadrangle Associates II LLC and have not withdrawn your tender you will automatically receive the benefit of the increased $2,500 Offer. NO FURTHER ACTION IS NECESSARY.

         o In the event that you receive any future offers, including offers from Sutter/Jamboree, please contact us at (888) 448-5554 before signing any documentation, as Quadrangle Associates II LLC may have again increased its Offer.

         o Don't be misled by Sutter/Jamboree's statement that you can sell all of your Units without concern for proration. The Sutter/Jamboree offer specifically provides for proration and proration will be required to protect limited partners from adverse tax consequences.

         If you elect to tender your Units, mail or facsimile a duly completed and executed copy of the green Letter of Transmittal, a copy of which is enclosed, and any documents required by the Letter of Transmittal to us using the enclosed pre-addressed, postage-paid envelope at:

              Attention:    Special Projects Department
                            5 Cambridge Center
                            9th Floor
                            Cambridge, Massachusetts 04142
                            Facsimile No. (617) 234-3310

                            For information call 1-888-448-5554


January 7, 2000                                     Quadrangle Associates II LLC